Exhibit 10.1

Execution Copy

CHANGE-IN-CONTROL AGREEMENT

This CHANGE-IN-CONTROL AGREEMENT (“Agreement”) is dated as of July 24, 2006, and is entered into by and among Sherri Heronema (“Employee”), Centennial Bank Holdings, Inc., a Delaware corporation (“CBHI” or, together with its subsidiaries, the “Company”).

WHEREAS, Employee was hired as of the date hereof by the Company;

NOW, THEREFORE, as an inducement to render services and superior performance, Employee and the Company agree as follows:

1.             Termination Without Cause or For Good Reason Following a Change-in-Control.

(a)           If within two (2) years following a Change-in-Control the Company terminates Employee’s employment other than for Cause or Employee terminates her employment for Good Reason, then the Company shall:

(i)            pay to the Employee in one lump sum within five (5) days of such termination, an amount in cash equal to two (2) times the Employee’s Compensation;

(ii)           for 24 months following the date of such termination, continue to provide medical and dental benefits to the Employee, her spouse and her eligible dependants on the same basis as such benefits are then currently provided to such Employee (the “Medical Benefits”); provided that such benefits shall be secondary to any other coverage obtained by the Employee; provided, however, that if the Company’s welfare plans do not permit such coverage, the Company will provide Employee the Medical Benefits with the same tax effect; and

(iii)          pay or provide for all Accrued Compensation and Other Benefits.

(b)           Limits. The Company’s obligation to make any payments to Employee as described in this Agreement (other than Accrued Compensation) is contingent upon Employee’s execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A. On any termination in accordance with this Agreement, the Company shall have no further obligation to make payments under this Agreement other than as specifically provided for in this Section 1 and Employee shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by the Company or its affiliates.

2.             Excess Payments. Notwithstanding any provision of this Agreement to the contrary, in the event any payments or non-cash benefits that Employee is entitled to receive (whether pursuant to the terms of this Agreement or otherwise (the “Payments”)) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Employee under this Agreement shall be reduced, but not below zero, to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Employee under this Agreement (and no other Payments) shall be reduced, unless consented to by Employee.

3.             Non-Solicitation and Confidential Information.

(a)           Non-Solicitation. By Employee’s acceptance of the payments under this Agreement, Employee shall not, for a period of two (2) years following Employee’s termination of employment with the Company, in any manner, directly or indirectly (without the prior written consent of the Company):  (i) Solicit any Client to transact business with a Competitive Enterprise in a Restricted Territory or to reduce or refrain from doing any business with the Company, (ii) transact business with any Client that would cause Employee to be a Competitive Enterprise in a Restricted Territory, (iii) interfere with or damage any relationship between the Company and a Client or (iv) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

(b)           Confidential Information. Employee hereby acknowledges that, as an employee of the Company, she will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plans, operations, financial condition and performance and such confidential information constitutes trade secrets of the Company. Employee further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, Employee hereby covenants and agrees that she will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, while employed with the Company and thereafter, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for her own benefit or for the benefit of others. Notwithstanding the foregoing, Employee shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against her after providing the Company with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of the Company.

(c)           Validity. The terms and provisions of this Section 4 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Employee’s future employment imposed by this Section 4 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 4 unreasonable in duration or geographic scope or otherwise, Employee and Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(d)           Specific Enforcement; Cessation of Payments. The Company is entitled to an action or proceeding, in addition to its rights under Section 9 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 3(a) or (b). Employee agrees that (i) Employee violating any part of Section 3(a) or (b) would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of such Sections, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 3(a) or (b) would be difficult to calculate and that remedies at law would be inadequate.

(e)           Survival. Any termination of Employee’s employment or of this Agreement (or breach of this Agreement by Employee or the Company) shall have no effect on the continuing operation of this Section 3.

4.             Definitions.

(a)           Accrued Compensation. “Accrued Compensation” means, as of Employee’s termination of employment, (i) unpaid salary, (ii) salary for any accrued vacation not taken and (iii) unpaid expense reimbursements. Accrued Compensation will be paid in one lump sum within five (5) days of such termination.

(b)           Board. “Board” means the Board of Directors of CBHI.

(c)           Cause. Termination of employment for “Cause” means that, prior to any termination of Employee’s employment, Employee shall have committed:

(i)            an intentional act of fraud, embezzlement or theft;

(ii)           intentional damage to property of the Company;

(iii)          intentional disclosure of confidential information or trade secrets of the Company or information relating to customers of the Company or its parent, a subsidiary or affiliate;

(iv)          willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

(v)           an act constituting a felony or a misdemeanor involving moral turpitude for which the Employee is convicted by any federal, state or local authority, or to which the Employee enters a plea of guilty or nolo contendere;

(vi)          an act or omission that causes Employee to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or losing any governmental or self-regulatory license that is reasonably necessary for Employee to perform her responsibilities to the Company under this Agreement; or

(vii)         intentional breach of corporate fiduciary duty involving personal profit.

For the purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “intentional” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that her action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with her counsel to be heard before the Board), finding that, in the good faith opinion of the Board, Employee had committed an act set forth above in clauses (i) through (vii) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or her beneficiaries to contest the validity or propriety of any such determination.

(d)           Change-in-Control. “Change in Control” means:

(i)            stockholder approval of a plan of dissolution or liquidation of CBHI;

(ii)           the individuals who, as of the date of this Agreement, constitute the Board (“Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by CBHI’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (a “Person”) other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest;

(iii)          the consummation of a plan of reorganization, merger or consolidation involving CBHI, except for a reorganization, merger or consolidation where (A) the stockholders of CBHI immediately prior to such reorganization, merger or consolidation own directly or indirectly at least 70% of the combined voting power of the outstanding voting securities of CBHI resulting from such reorganization, merger or consolidation (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of CBHI immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company;

(iv)          the sale of all or substantially all the assets of the Company to another Person; or

(v)           the acquisition by another Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock representing more than fifty percent (50%) of the voting power of CBHI then outstanding by another Person.

(e)           Client. “Client” means any client or prospective client of the Company to whom Employee provided services, or for whom Employee transacted business, or whose identity became known to Employee in connection with his relationship with or employment by Employer.

(f)            Compensation. “Compensation” means Employee’s highest annual compensation for any calendar year in the three calendar years ending with the calendar year which includes the date of Employee’s termination of employment with the Company, with Employee’s compensation for any such calendar year in which Employee does not complete twelve (12) months of service being annualized on the basis of a twelve (12) month year. For purposes of determining Employee’s “Compensation”, Employee’s annual compensation for any calendar year or portion thereof shall be limited to Employee’s base salary, automobile and other expense allowances, and bonus attributable to such calendar year regardless of when paid, before reductions for any amounts excludable from Employee’s gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Code or under any nonqualified deferred compensation plan. Notwithstanding anything herein to the contrary, “Compensation” shall not include Employee’s income from the grant or vesting of restricted stock, or from the grant, vesting, or exercise of stock options.

(g)           Competitive Enterprise. “Competitive Enterprise” means any business enterprise that either (A) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory, or (B) holds a

25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

(h)           Disability. “Disability” shall occur if Employee is incapacitated and absent from her duties hereunder on a full-time basis for four (4) consecutive months or for at least one hundred eighty (180) days (which need not be consecutive) during any twelve (12) month period.

(i)            Good Reason. “Good Reason” means:

(i)            without her express written consent, the assignment to Employee of any duties inconsistent with her title, position, duties, responsibilities and status with the Company as in effect immediately before the Change-in-Control, or any other action by the Company that results in a diminution of Employee’s title, duties, position or reporting relationships, or any removal of Employee from, or any failures to re-elect Employee to, any of such positions, except in connection with the termination of her employment for Cause or as a result of her Disability or death, or termination by Employee other than for Good Reason; provided, however, that insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Employee shall not constitute Good Reason;

(ii)           any reduction in Employee’s base salary, or a significant reduction in the aggregate employee benefits provided to Employee without her prior written consent, unless such reduction applies equally to other similarly situated employees of the Company, in each case, which is not remedied within ten (10) calendar days after receipt by the Company of written notice from the Employee of such change or reduction, as the case may be;

(iii)          a determination by Employee made in good faith that she has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, any of the authorities, powers, functions, responsibilities or duties attached to her position, which situation is not remedied within thirty (30) calendar days after receipt by the Company of written notice from Employee of such determination;

(iv)          the Company relocating its principal executive offices or requiring Employee to relocate her principal location of work to a location which is in excess of fifty (50) miles from the current location thereof, or requiring Employee to travel away from her office in the course of discharging her responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than one hundred twenty (120) calendar days in any consecutive three hundred sixty-five (365) calendar-day period, without in either case her prior consent;

(v)           failure by the Company to require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or

(vi)          any material breach of this Agreement by the Company.

(j)            Other Benefits. “Other Benefits” means, as of Employee’s termination of Employment, accrued amounts or benefits required to be paid or provided to Employee under any other plan, program, policy or arrangement of the Company. Other Benefits shall be paid or provided for in accordance with the terms of such other plan, program, policy or arrangement except as otherwise specifically provided in this Agreement.

(k)           Restricted Territory. “Restricted Territory” means the geographic area of the State of Colorado extending from the continental divide to the eastern State boundary.

(l)            Solicit. “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

5.             Compliance with Section 409A of the Code. To the extent required to comply with Section 409A of the Code (and the regulations thereunder), any compensation to be paid or benefits to be provided in connection with Employee’s termination of employment will be delayed until the earliest day on which such payments could be made or benefits provided in compliance (at which point all payments so-delayed shall be provided in one lump sum).

6.             Employment Status. This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain in the employ of the Company, nor does it impose on the Company any obligation to retain Employee in her present or any other position, nor does it change the status of Employee’s employment as an employee at will. Nothing in this Agreement shall in any way affect the right of the Company in its absolute discretion to change or reduce Employee’s compensation at any time, or to change at any time one or more benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.

7.             Governing Law. This Agreement is made and entered into in the State of Colorado, without regard to conflict of laws rules, and the laws of Colorado shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

8.             Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the matters herein and supercedes any prior written agreements, and there are no representations, warranties or commitments, other than those in writing executed by all of the parties.

9.             Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Employee or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after Employee’s discharge or termination, Employee shall be awarded her costs, including attorneys’ fees, provided Employee substantially prevails on at least one claim.

10.           Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to the Company:

Centennial Bank Holdings, Inc.
1331 Seventeenth Street, Suite 300
Denver, Colorado 80202
Attn: General Counsel

(b)	If to Employee:

Sherri Heronema

11.           Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Employee should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee, or other designee, or, if there be no such designee, to her estate. This Agreement shall inure to the benefit of and be enforceable by the Company and any of its successors and assigns.

12.           No Mitigation of Amounts Payable Hereunder. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another company after the date of termination, or otherwise.

13.           Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

14.           Severability. In case anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

15.           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

EMPLOYEE:

/s/ Sherri Heronema
Sherri Heronema

CENTENNIAL BANK HOLDINGS, INC.:

By:	/s/ Daniel M. Quinn
Name:	Daniel M. Quinn
Title:	Chief Executive Officer

Annex A

WAIVER AND RELEASE OF CLAIMS

In consideration of the payments and arrangements set forth in the change in control agreement between you and Centennial Bank Holdings, Inc., a Delaware corporation (the “Company”), dated July 24, 2006 (the “Agreement”) and incorporated herein by reference, you agree knowingly and voluntarily as follows:

1.     You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against the Company and any subsidiary or affiliate of the Company, and any of its present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this waiver and release of claims, including anything relating to your employment by the Company or to the termination of such employment or to your status as a shareholder or creditor of the Company.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of this agreement).

2.     The payments received by you pursuant to the Agreement shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from the Company and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this agreement, you do not waive any of your rights and the Company shall comply with its obligations with respect to (i) the payments and arrangements set forth in the Agreement and (ii) continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

3.     You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of any Releasee.

You also hereby expressly agree not to discuss the business affairs of the Company and any of its subsidiaries and affiliates with any member of the press (or to otherwise make such information publicly available) at any time without the express written consent of the Company. Your signature below will also constitute your agreement that you will not disclose, directly or indirectly, to anyone other than your spouse, counsel, accountants or financial advisors, the terms of this release and waiver of claims or the Agreement, except as may be required by law or in response to regulatory inquiry, judicial process or order.

Notwithstanding anything herein to the contrary, you hereby expressly agree that the severance payment and arrangements set forth in the Agreement may be offset by any amounts you owe to the Company or any of its subsidiaries or affiliates.

Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for the severance payment and other arrangements set forth in the Agreement, (ii) been given at least 21 days within which to consider this Agreement and its consequences, and (iii) been advised prior to signing this release and waiver of claims to consult, and have consulted, with an attorney of your choice. For a period of seven days following the execution of this release of claims, you may revoke this release, and forfeit any right you have to the severance payments and other arrangements described under the Agreement.

This release and waiver of claims shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws.

AGREED AND CONFIRMED:

Date: , 200